UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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MidSouth Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MIDSOUTH BANCORP, INC.

102 Versailles Boulevard
Versailles Centre
Lafayette, Louisiana 70501

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Lafayette, Louisiana
April 12, 2013

We will hold our annual shareholders meeting on Wednesday, May 22, 2013, at 1:00 p.m., local time, at our corporate offices, located at 102 Versailles Boulevard, Lafayette, Louisiana 70501, where we will vote upon:

1.	the election of four directors for a term to expire in 2016;

2.	a proposal to approve a non-binding advisory resolution on the compensation of our named executive officers; and

3.	such other matters as may properly come before the meeting or any adjournments.

The items of business listed above are more fully described in the Proxy Statement accompanying this notice. If you were a holder of our common stock on March 15, 2013, you are entitled to notice of and to vote at the meeting.

Your vote is important. Whether or not you expect to attend the annual meeting, it is important that your shares be represented and voted at the meeting.

PLEASE MARK, SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY BY FOLLOWING THE INSTRUCTIONS FOR VOTING BY MAIL, OR SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS FOR VOTING BY PHONE OR ON THE INTERNET. THANK YOU.

BY ORDER OF THE BOARD OF DIRECTORS

R. Glenn Pumpelly
Secretary to the Board

Internet Availability of Proxy Materials

A U.S. Securities and Exchange Commission rule allows us to furnish proxy materials to shareholders over the Internet. As a result, beginning on or about April 12, 2013, we send by mail a Notice of Internet Availability of Proxy Materials, containing instructions on how to access our proxy materials, including our Proxy Statement and 2012 Annual Report on Form 10-K, over the Internet and how to vote. Internet availability of our proxy materials is designed to expedite receipt by shareholders and lower the cost and environmental impact of the annual meeting. However, if you received such a notice and would prefer to receive paper copies of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

If you have received paper copies of the proxy materials and would prefer to receive only electronic copies of such materials, please contact Shaleen B. Pellerin at (337) 593-3011, or write to her at 102 Versailles Boulevard, Versailles Center, Lafayette, Louisiana 70501, if your shares are registered in your name, or by calling your bank, broker or other nominee.

If you hold our stock through more than one account, you may receive multiple copies of these proxy materials and will have to follow the instructions of each in order to vote all of your shares of our stock.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR OUR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 22, 2013.
Our Proxy Statement for the 2013 Annual Meeting and our Annual Report to shareholders for the year ended December 31, 2012 are available at http://www.edocumentview.com/MSL

MIDSOUTH BANCORP, INC.
102 Versailles Boulevard
Versailles Centre
Lafayette, Louisiana 70501

PROXY STATEMENT

This Proxy Statement is being sent to our shareholders to solicit on behalf of our Board of Directors proxies for use at our annual shareholders meeting (the “Annual Meeting”) to be held on Wednesday, May 22, 2013, at 1:00 p.m. at our corporate offices, located at 102 Versailles Boulevard, Versailles Center, Lafayette, Louisiana and at any adjournments thereof. Directions to attend the Annual Meeting where you can vote in person can be found on our website at www.midsouthbank.com or may be obtained by calling Shaleen B. Pellerin at (337) 593-3011. This Proxy Statement is first being mailed to shareholders on or about April 12, 2013. As used in this Proxy Statement, the terms, “we,” “us,” “our” and the “Company” refer to MidSouth Bancorp, Inc., and the terms “MidSouth Bank” and the “Bank” refer to our wholly owned subsidiary, MidSouth Bank, N.A.

Only holders of our common stock as of the close of business on March 15, 2013, are entitled to notice of and to vote at the Annual Meeting. On that date we had outstanding 11,238,786 shares of common stock, each of which is entitled to one vote. On that date we also had outstanding shares of two series of non-voting preferred stock, our Senior Non-Cumulative Perpetual Preferred Stock, Series B and our 4.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series C. Such preferred stock does not entitle its holders with the right to vote at the Annual Meeting.

The presence, in person or by proxy, of holders of a majority of our common stock is needed to make up a quorum for the Annual Meeting. Abstentions will be treated as present for purposes of determining a quorum. In addition, shares held by a broker as nominee (i.e., in “street name”) that are represented by proxies at the Annual Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from a beneficial owner of the shares (“broker non-votes”), will also be treated as present for quorum purposes.

The proposal to elect directors to serve as members of our Board of Directors requires the affirmative vote of a plurality of the shares of common stock present, in person, or represented by proxy at the Annual Meeting. “Plurality” means that the individuals who receive the largest number of votes are elected as directors, up to the maximum number of directors to be chosen. As a result, abstentions and broker non-votes will have no effect on this proposal. The proposal to approve a non-binding resolution regarding the compensation of our named executive officers (the “Named Executive Officers” or “NEOs”), often called a “say-on-pay” proposal, requires a majority of the votes cast at the Annual Meeting. Accordingly, abstention and broker non-votes will have no effect on this proposal.

Each of these proposals was unanimously recommended by our Board of Directors. If any proposal comes before the Annual Meeting that has not been recommended by a majority of our “Continuing Directors,” as defined in our Articles of Incorporation, then approval of any such proposal requires the affirmative vote of at least 80% of the “Total Voting Power” of the Company, as defined in our Articles of Incorporation.

You may vote your shares by any one of the following methods:

•	By mail: Mark your votes, sign and return the proxy card or vote instruction form in the enclosed postage paid envelope.

•	By Internet: Log onto the website indicated on your enclosed proxy card or vote instruction form.

•	You may attend the Annual Meeting in person and use a ballot to cast your vote.

If you vote by the Internet, you do not need to send in your proxy card or vote instruction form. The deadline for Internet voting will be 1:00 a.m., Eastern Time, on May 21, 2013. If your shares are held in street name, and you wish to vote your shares at the Annual Meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must bring with you to the meeting to exchange for a ballot.

All proxies received in the enclosed form will be voted as you specify. If you sign and return your proxy form but do not specify how to vote your shares, your shares will be voted for the election of the director nominees named herein that have been recommended by the Board of Directors for election and for the proposal to approve a non-binding advisory resolution on our compensation of our NEOs. We do not know of any other matters to be presented at the Annual Meeting other than the election of directors and the approval of the say-on-pay proposal described in this Proxy Statement, but if any other matter does come up, the persons named in the enclosed proxy will vote the shares covered by the proxy as determined by the Board of Directors.

You have the right to change and revoke your proxy at any time before the Annual Meeting. If you hold your shares in your name, you may contact our Corporate Secretary and request that another proxy card be sent to you. Alternatively, you may use the Internet to re-vote your shares, even if you mailed your proxy card or previously voted using the Internet. The latest-dated, properly completed proxy that you submit, whether through the Internet or by mail, will count as your vote. Please note that if you re-vote your shares by mail, your re-vote will not be effective unless it is received by our Corporate Secretary at the address specified herein prior to the Annual Meeting. If your shares are held in street name, you must contact your broker or other nominee and follow its procedures for changing your vote.

The cost of soliciting proxies will be borne by us. In addition to the mail, proxies may be solicited by our directors and officers through personal interview, telephone, facsimile, internet and e-mail. Banks, brokerage houses and other nominees or fiduciaries may be asked to forward these materials to their principals and to get authority to execute proxies, and we will, upon request, reimburse them for their expenses in so acting.

ANNUAL MEETING BUSINESS

Item 1. Election of Directors

Our Articles of Incorporation provide for three classes of directors, with one class to be elected at each annual meeting for a three-year term. At the Annual Meeting, four Class II Directors will be elected to serve until the 2016 Annual Meeting or their earlier resignation, removal or death and until their successors are elected and qualified.

On December 28, 2012, and in connection with our acquisition of PSB Financial Corporation (“PSB”), our Board increased its size by one member and appointed Leonard Q. “Pete” Abington, who was the President and Chairman of PSB, to the Board to fill the vacancy created. At the Annual Meeting, Mr. Abington will stand for election to serve as a Class II Director.

Unless you withhold authority, the persons named in the enclosed proxy will vote the shares covered by the proxies received by them for the election of the four Class II director nominees named below that have been nominated and recommended by the Board. The Board of Directors has no reason to believe that any of the persons nominated and recommended by the Board is not available or will not serve if elected. If for any reason a nominee becomes unavailable for election, the Board of Directors may designate substitute nominees, in which event the shares represented by proxies returned to us will be voted for such substitute nominees, unless an instruction to the contrary is indicated on the proxy.

Other than the Board of Directors, only shareholders who have complied with the procedures described below under “Corporate Governance – Director Nomination” may nominate a person for election.

The following table gives information as of March 15, 2013, about each person nominated by the Board for election as a director and each director whose term will continue after the Annual Meeting, including information regarding why we believe such person should serve as a director of the Company. Unless otherwise indicated, each person has had the principal occupation shown for at least the past five years. No shareholder nominations for the election of directors were received in connection with the Annual Meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Director Nominees for terms that expire in 2016 (Class II Directors)

Name	Age	Principal Occupation, Background and Qualifications
Will Charbonnet, Sr. Director since 1984	65
Our Chairman of the Board; Treasurer of Crossroads Catholic Bookstore (non-profit corporation); Controller of Philadelphia Fresh Foods, L.L.C.

Mr. Charbonnet’s financial expertise, business experience and strong analytical skills are helpful to the Board’s ability to direct the affairs of a highly regulated company.

Name	Age	Principal Occupation, Background and Qualifications
Clayton Paul Hilliard Director since 1984	87
President of Badger Oil Corporation, Convexx Oil and Gas, Inc., and Warlord Oil Corporation; Manager, Uniqard, L.L.C.; Badger Energy, L.L.C.

Mr. Hilliard's experience as owner and President of an oil field and gas exploration business provides the Board with insight into the oil and gas industry, which industry comprises the largest portion of the Bank's customers.

Joseph V. Tortorice, Jr. Director since 2004	64
C.E.O., Deli Management, Inc.

Mr. Tortorice’s business experience and familiarity with the Texas communities we serve is valuable in directing the affairs of the Company and providing guidance on such matters to the Board.

Leonard Q. “Pete” Abington Director since 2012	75
Entrepreneur

Mr. Abington’s professional experience includes serving as Chairman of the Boards of PSB Financial Corporation and Peoples State Bank from 1984 until their acquisition by the Company in 2012. His knowledge of the North Louisiana communities we serve and his long-standing involvement bring a great deal of depth to our Board.

Director whose terms expire in 2014 (Class III Directors)

Name	Age	Principal Occupation, Background and Qualifications
James R. Davis, Jr. Director since 1991	60
President, Quigley & Company, L.L.C.; Chairman of our Audit Committee

Mr. Davis’ professional experience as a successful entrepreneur provides the Board with business insight and analytical skills that are necessary to direct the Company’s affairs and provide insight to the Board in this highly regulated environment.

Milton B. Kidd, III, O.D. Director since 1996	64
Optometrist, Kidd & Associates, L.L.C.

Dr. Kidd’s professional and entrepreneurial experience in addition to his business and family contacts in the banking community within our Louisiana markets are assets to the Board.

R. Glenn Pumpelly Director since 2007	54
President, GP Holdings of Louisiana, L.L.C.; Our Secretary to the Board

Mr. Pumpelly’s professional experience as a successful owner of a petroleum marketing company as well as his past involvement on various boards including the Federal Reserve Board provides the Board with business insight and analytical skills that are necessary to direct the Company’s affairs and provide insight to the Board in this difficult environment.

Gerald G. “Jerry” Reaux, Jr. Director since 2011	52
Vice Chairman of the Board & Chief Operating Officer of MidSouth Bank

Mr. Reaux joined MidSouth Bank in February 2011 and was elected to the Board and to the position of Vice Chairman in May 2011. His professional experience includes serving as Vice Chairman and Chief Executive Officer of Tri-Parish Bancshares, Ltd. from 2004 until February, 2011. His 31 years of banking service, including serving as Chairman and CEO of a publicly traded bank holding company, are valuable assets to the Board.

Directors whose terms expire in 2015 (Class I Directors)

Name	Age	Principal Occupation, Background and Qualifications
C. R. Cloutier Director since 1984	66
Our President and C.E.O., and President and C.E.O. of MidSouth Bank

Mr. Cloutier’s experience in the banking industry, service on the Federal Reserve Board, and his extensive contacts and involvement within the communities in which we operate and on the national scene are valuable to the Board. Mr. Cloutier is the father of Mr. Troy M. Cloutier, the Bank’s Chief Banking Officer.

J. B. Hargroder, M.D. Director since 1984	82	Physician, Retired Dr. Hargroder’s business experience in the medical field, his experience in dealing with government regulations, and his familiarity with his community are assets to the Board.

Timothy J. Lemoine Director since 2007	62	Independent Construction Consultant Mr. Lemoine’s business experience and knowledge of the construction industry provide valuable insight to the Company and the Board.

William M. Simmons Director since 1984	79	Investor, Retired Mr. Simmon’s entrepreneurial and business experience combined with his family contacts within the communities in which we operate are invaluable to the Company and the Board.

Item 2. Proposal to Approve a Non-binding Advisory Resolution on the Compensation of our Named Executive Officers

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are seeking advisory shareholder approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement, commonly known as a “say-on-pay” proposal. At the 2012 Annual Meeting, our shareholders expressed their continued support of our executive compensation programs by approving the non-binding advisory vote on our executive compensation for 2011. A majority of our shareholders also expressed a preference for holding say-on-pay votes every year. Accordingly, we intend to hold annual say-on-pay votes.

Shareholders are being asked to vote on the following advisory resolution:

“Resolved, that the shareholders hereby approve the compensation of our Named ExecutiveOfficers as reflected in the Proxy Statement for the Annual Meeting and as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and all related material in the Proxy Statement.”

Shareholders are encouraged to carefully review the executive compensation sections of this Proxy Statement outlining the Company’s executive compensation program. The Board of Directors believes that the Company’s compensation policies and procedures are centered on a pay-for-performance culture and are aligned with the long-term interests of shareholders, and, accordingly, recommends a vote in favor of this resolution.

If this resolution is not approved by our shareholders, such a vote shall not be construed as overruling a decision by the Board of Directors or Compensation Committee of the Board, nor create or imply any additional fiduciary duty by the Board of Directors or the Compensation Committee. However, while not binding, the Board of Directors and the Compensation Committee will consider the non-binding vote of our shareholders on this resolution when reviewing compensation policies and practices in the future.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSED RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Item 3. Such other matters as may properly come before the Annual Meeting or any adjournments

The Board of Directors knows of no other matters to be brought before the shareholders at the Annual Meeting. If other matters are presented for a vote at the meeting, the proxy holders will vote shares represented by properly executed proxies as directed by the Board of Directors.

Corporate Governance

Shareholder, Board and Committee Meetings. The following chart details the composition of the current Board and its committees and also includes the number of meetings held by each group in 2012. For additional information on the committees, see “Standing Board Committees” below.

Committees of the Holding Company Board
Director	Independent Director	Holding Company Board	Bank Board	Audit	Compensation	Exec	Corp Gov & Nom
Will Charbonnet Sr.	Yes	Chair	Chair	Member	Chair	Chair	Member
Leonard Q. Abington (1)	Yes	Member	Member
James R. Davis Jr.	Yes	Member	Member	Chair	Member
J.B. Hargroder, M.D.	Yes	Member	Member		Member	Member	Chair
Clayton Paul Hilliard	Yes	Member	Member	Member			Member
Milton B. Kidd III, O.D.	Yes	Member	Member	Member
Timothy J. Lemoine	Yes	Member	Member
R. Glenn Pumpelly(2)	Yes	Member	Member	Member	Member	Member	Member
William M. Simmons	Yes	Member	Member				Member
Joseph V. Tortorice, Jr.	Yes	Member	Member		Member	Member
C.R. Cloutier	No	Member	Member			Member
Gerald G. Reaux, Jr.	No	Vice-Chair	Vice-Chair
Total Members as of 12/31/2012		12	13(3)	5	5	5	5
Number of Meetings Held in 2012		13	12	8	7	13	6
(1)	Leonard Q. Abington was elected to the board on December 28, 2012.
(2)	R. Glenn Pumpelly was appointed to the Corporate Governance and Nominating Committee on April 18, 2012.
(3)	Troy M. Cloutier is a member of the Bank Board.

All directors attended at least 75% of the meetings of the Board of Directors and any committee on which he served during 2012. While we encourage all Board members to attend the annual shareholder meeting, there is no formal policy as to their attendance. All of our directors attended the 2012 Annual Meeting.

Board Independence. Each year, our Corporate Governance and Nominating Committee review the relationships that each director has with us and with other parties. Only those directors who do not have any relationships that keep them from being independent within the meaning of applicable NYSE MKT rules and who the Committee finds have no relationships that would interfere with the exercise of independent judgment in carrying out their responsibilities are considered to be “independent directors.” The Committee reviews a number of factors to evaluate independence, including the directors’ relationships with us and our competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with us; and the relationships between us and other companies of which they are directors or executive officers. After evaluating these factors, the Committee determined all of the directors, other than Messrs. Cloutier and Reaux, who are employees of the Bank, are independent within the meaning of applicable NYSE MKT and SEC rules.

Director Training. We are committed to the continuing education of our directors to assist them in the execution of the duties as directors of the Company and the Bank. We provide our directors with the opportunity to attend director education programs provided by federal banking regulators, including the Bank’s primary federal regulator, the Office of the Comptroller of the Currency, and other directorial training or educational sessions directed to the due and proper execution of their duties as directors. Such educational training includes presentations to the full Board of Directors, as well as off-site educational and training sessions.

Leadership Structure and Risk Management. The Board believes that our leadership structure, with separate persons serving as our Chairman of the Board and Chief Executive Officer (“CEO”), is in the best interest of our shareholders at this time. We believe this structure recognizes the differences between the two roles. Our CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while our Chairman of the Board provides guidance to our CEO and sets the agenda and presides over meetings of the full Board of Directors. We believe that the role of a separate Chairman, who is also an outside director, also helps enhance the independent oversight of management of the Company and helps to ensure that the Board is engaged with the Company’s strategy and how well it is being implemented.

In addition to the roles outlined above, the Board takes an active role in overseeing the management, operations, risk and soundness of the Company. The Chairman of the Board and the Audit Committee Chairman serve as voting members of the Bank’s Special Assets Committee. In addition, the Chairman of the Company’s Audit Committee also chairs the Bank’s Risk Committee. The Bank’s Risk Committee assures that we maintain an effective system for identifying, measuring, monitoring, and controlling entity wide risk. The Committee also provides for the oversight of the quality and integrity of accounting, financial reporting, risk management, and control practices of the Company. We believe that such active Board participation strengthens the Company’s operations.

Shareholder Communications. Shareholders may communicate directly with the Board or the individual chairmen of committees by writing directly to them at P.O. Box 3745, Lafayette, Louisiana 70502. We will forward, and not screen, any mail we receive that is directed to an individual, unless we believe the communication may pose a security risk.

Code of Ethics. The Board has adopted a Code of Ethics for our directors, officers and employees to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. A copy of the Code of Ethics is posted on the Investor Relations page of our website at www.midsouthbank.com. A printed copy of our Code of Ethics is available to any shareholder that requests it in writing from our Corporate Secretary. In addition, should there be any waivers of or amendments to the Code of Ethics, those waivers or amendments will be posted on our website.

Standing Board Committees. The Board has an Audit Committee, an Executive Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. Each of these committees operates pursuant to a charter. The charters are available on the Investor Relations page of our website at www.midsouthbank.com. A printed copy of each charter is also available to any shareholder that requests it in writing from our Corporate Secretary.

Audit Committee. The responsibilities of the Audit Committee are set forth in our Audit Committee Charter. The Board has made a determination that its members satisfy NYSE MKT’s requirements as to independence, financial literacy and experience. The Board has also determined that it is not clear whether any member of the Audit Committee is an “Audit Committee Financial Expert” within the meaning of SEC rules, but the Board does not believe that an Audit Committee Financial Expert is necessary in view of the overall financial sophistication of the Audit Committee members.

Executive Committee. The responsibilities of the Executive Committee are set forth in our Executive Committee Charter. Its duties include shareholder relations, Bank examination and SEC reporting.

Compensation Committee. The responsibilities of the Compensation Committee are set forth in our Compensation Committee Charter. It is responsible for evaluating the performance and approving the compensation of our executive officers and administering our 2007 Omnibus Incentive Compensation Plan.

Corporate Governance and Nominating Committee. The responsibilities of the Corporate Governance and Nominating Committee are set forth in our Corporate Governance and Nominating Committee Charter. It is responsible for making determinations of director independence, assess overall and individual Board performance and recommend director candidates, including recommendations submitted by shareholders.

Director Nominations. It is the Corporate Governance and Nominating Committee’s policy that candidates for director have high personal and professional integrity, proven ability and judgment, and skills and expertise appropriate for serving the long-term interests of our shareholders. While we have not adopted a written diversity policy with respect to the composition of our Board, when selecting new, non-management candidates to serve on the Board, the Corporate Governance and Nominating Committee seeks directors who will contribute to the diversity of the Board (including diversity of skills, background, and experience) in order to benefit the Board’s deliberations and decisions. The Committee’s process for identifying and evaluating nominees is as follows: (1) in the case of incumbent directors whose terms of office are set to expire, the Committee reviews their service, including the number of meetings attended, level of participation, quality of performance, and any related party transactions with us during the applicable time period; and (2) in the case of new director candidates, appropriate inquiries into their backgrounds and qualifications are made after considering the needs of the Board. The Committee meets to discuss and consider such candidate’s qualifications, including whether the nominee is independent within the meaning of NYSE MKT rules, and then recommends a candidate to the Board. In seeking potential nominees, the Committee uses its and management’s network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm, although to date it has not done so.

The Committee will consider director candidates nominated by shareholders who follow the procedures set out in Article IV (H) of our Articles of Incorporation. In order to nominate a candidate for election as a director, pursuant to Article IV (H), unless otherwise required by law, the nominating shareholder individually, or together with a nominating shareholder group, must hold at least 3% of the total voting power of the Company’s securities that are entitled to be voted on the election of directors. In addition, such securities must have been held continuously for at least three years as of the date of the notice of such nomination and must continue to be held through the date of the subject election of directors. In addition, any shareholder or group that makes a nomination must confirm that he, she or they are not holding any of the Company’s securities with the purpose, or with the effect, of changing control of the Company. Further, any shareholder nominee for election as a director must also meet the objective criteria for “independence” of the NYSE MKT.

Pursuant to Article IV (H), any such shareholder nomination delivered to the Company should include the following:

•	as to each person whom you propose to nominate:
-	his or her name, age, business address, residence address, principal occupation or employment,
-	the number of shares of our stock of which the person is the beneficial owner, and
-	any other information relating to the person that would be required to be disclosed in solicitations of proxies for the election of directors by Regulation 14A under the Exchange Act; and
•	as to the nominating shareholder or nominating shareholder group:
-	the name of the shareholder making such nomination, or if a group, the name of each shareholder in such nominating group,
-	the business address, or if none, residence of the nominating shareholder or members of a nominating group,
-	the number of shares of our stock of which such shareholder or nominating group are the beneficial owner,
-	a statement that the nominee, if elected, consents to serve on the Board of Directors,

-	the disclosures regarding the director nominee that would be required by Schedule 14A under the Exchange Act,
-	a description of any agreements, arrangements or relationships between the nominating shareholder or nominating group giving the notice and the nominee,
-
a statement regarding whether the nominating shareholder or any member of the nominating group has been involved in any litigation adverse to the Company or any of its subsidiaries within the past ten years and, if so, a description of such litigation, and

-	a statement that, to the best of the nominating shareholder’s or nominating group’s knowledge, such nominee meets the Company’s director qualification standards then in effect.

Shareholder nominations for election must be provided to the Company no earlier than 150 calendar days, and no later than 120 calendar days, before the anniversary of the date that we mailed our proxy materials for the prior year’s Annual Meeting, except that, if we did not hold an Annual Meeting during the prior year, or if the date of the meeting has changed by more than 30 days from the prior year (or if we are holding a special meeting or conducting an election of directors by written consent) then such nomination must be transmitted to us within a reasonable time before we mail proxy materials for such meeting.

An inspector, not affiliated with us and appointed by our Corporate Secretary, will determine whether the notice provisions described above were met. If they determine that you have not complied with Article IV (H), your nomination will be disregarded. The foregoing is only a summary of the shareholder nomination procedures included in Article IV (H) of our Articles of Incorporation, is not complete and is qualified in its entirety to the full text of Article IV (H). You are encouraged to read the full text of Article IV (H) prior to submitting any nomination for election as a director of the Company.

The Committee will also consider director candidates recommended (but not nominated) by shareholders so long as such recommendations are received at least 120 days before the anniversary date that we mailed our proxy materials for the prior year’s annual meeting.

The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was nominated or recommended by a shareholder or otherwise.

Shareholder Proposals. Eligible shareholders who want to present a proposal qualified for inclusion in our proxy materials for the 2014 Annual Meeting must forward such proposal to our Secretary at the address listed on the first page of this Proxy Statement in time to arrive before December 13, 2013. Proxies may confer discretionary authority to vote on any matter for which we receive notice after February 26, 2014, without the matter being described in the Proxy Statement for our 2014 Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities and Exchange Act of 1934 requires our directors, executive officers and 10% shareholders to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities, and to furnish us with copies of all the reports they file. On the basis of reports and representation of our directors, executive officers, and greater than 10% shareholders, all required reports were filed timely during 2012 except for one late Form 4 filing by William M. Simmons.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is composed entirely of independent directors. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served on our Board of Directors or Compensation Committee. None of the members of the Compensation Committee was an officer or other employee of our Company or any of our subsidiaries during 2012, or is a former officer or other employee of our Company or any of our subsidiaries.
___________________

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Management

The following table shows as of March 15, 2013, the beneficial ownership of our common stock by each director, nominee, and each NEO, and by all directors, nominees, and Executive Officers as a group.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Directors and Nominees:
Will Charbonnet, Sr.	177,096	(1)	1.58%
Leonard Q. Abington	811,876	(2)	7.01%
C. R. Cloutier	401,716	(1,3)	3.57%
James R. Davis, Jr.	79,759	(4)	*
J. B. Hargroder, M.D.	440,992	(1)	3.92%
Clayton Paul Hilliard	255,023	(5)	2.27%
Milton B. Kidd, III, O.D.	243,947		2.17%
Timothy J. Lemoine	29,120		*
R. Glenn Pumpelly	47,973	(1)	*
Gerald G. Reaux, Jr.	75,381		*
William M. Simmons	232,138		2.07%
Joseph V. Tortorice, Jr.	122,814	(1)	1.09%

Named Executive Officers:
Troy M. Cloutier	37,069	(6)	*
James R. McLemore	3,041		*
John R. Nichols	10,304	(7)	*
All directors, nominees, and Executive Officers as a group (15 persons)	3,011,096		25.98%
_________________________
*	Less than 1%.

(1)
Stock held by our Directors’ Deferred Compensation Plan & Trust (the “DDCP”) is beneficially owned by its Plan Administrator, our Executive Committee, the members of which could be deemed to share beneficial ownership of all Stock held in the DDCP (386,994 shares or 3.44% as of March 15, 2013). For each director, the table includes the number of shares held for his or her account only, while the group figure includes all shares held in the DDCP. Stock held by our Employee Stock Ownership Plan (the “ESOP”) is not included in the table, except that shares allocated to an individual’s account are included as beneficially owned by that individual. Shares which may be acquired by exercise of options currently exercisable or that will become exercisable within 60 days of March 15, 2013 (“Current Options”) are deemed outstanding for purposes of computing the percentage of outstanding Common Stock owned by persons beneficially owning such shares and by all directors and Executive Officers as a group but are not otherwise deemed to be outstanding.

(2)
Includes 3,452 shares of common stock into which the 19,179 shares of Series C Preferred Stock that he shares voting and investment power may be converted into. Includes 324,587 shares of common stock into which the 58,421 shares of Series C Preferred Stock that are beneficially owned by Mr. Abington may be converted into.

(3)
Mr. Cloutier and his wife, Brenda Cloutier, have pledged 15,000 shares to Whitney Bank securing a loan in the amount of $221,000 with a balance of $164,923 for their daughter’s daycare business. On 6/29/11, Mr. and Mrs. Cloutier took out an additional loan in the amount of $40,000 with a balance of $40,000 to purchase an additional daycare. The 15,000 shares held at Whitney Bank are securing this loan. Additionally, Mr. and Mrs. Cloutier have pledged 16,979 shares to First National Banker’s Bank to secure a personal loan in the amount of $130,000 with a balance of $130,000.

(4)	Mr. Davis has pledged 27,375 shares to Fidelity Homestead Savings Bank to secure a $250,000 line of credit with a balance of $204,797.

(5)
Mr. Hilliard has pledged 43,672 shares to MidSouth Bank as partial security on a $1,000,000 line of credit with a zero balance. Additionally, Mr. Hilliard has 15,200 shares in his Morgan Stanley account which serves as collateral for his UBS Line of Credit which has an outstanding balance of $117,575.

(6)	Includes 27,248 shares as to which he shares voting and investment power. Includes 3,118 shares issuable upon the exercise of Current Options.

(7)	Includes 2,055 shares as to which he shares voting and investment power. Includes 1,313 shares issuable upon the exercise of Current Options.
_______________________

The following table shows the number of shares in the DDCP and ESOP, and the number of shares subject to Current Options that have been included in the above ownership table (see footnote 1 above).

Name	DDCP	ESOP	Current Options
Directors and Nominees:
Leonard Q. Abington	--	--	--
Will Charbonnet, Sr.	54,858	--	--
C. R. Cloutier	66,796	37,133	--
James R. Davis, Jr.	43,388	--	--
J. B. Hargroder, M.D.	58,992	--	--
Clayton Paul Hilliard	24,961	--	--
Milton B. Kidd, III, O.D.	19,692	--	--
Timothy J. Lemoine	7,903	--	--
R. Glenn Pumpelly	--	--	--
Gerald G. Reaux, Jr.	--	380	--
William M. Simmons	56,548	--	--
Joseph V. Tortorice, Jr.	11,009	--	--

Named Executive Officers:
Troy M. Cloutier	--	6,213	3,118
James R. McLemore	--	1,218	--
John R. Nichols	--	4,369	1,313
_______________________

Security Ownership of Certain Beneficial Owners

The following lists the only persons known to us as of March 15, 2013 to beneficially own more than five percent of our stock.

	Common Stock Beneficially Owned as of Record Date
Name and Address Of Beneficial Owner	Amount	Percent of Class
MidSouth Bancorp, Inc., Employee Stock Ownership Plan, ESOP Trustees and ESOP Administrative Committee(1) P. O. Box 3745, Lafayette, LA 70502	581,513	5.17%

Sy Jacobs/Jacobs Asset Management, LLC 11 East 26 Street New York, New York 10010	598,617	5.33	%(2)
(1)
Voting rights of the shares allocated to ESOP participants’ accounts are passed through to them. The Trustees have investment power with respect to the ESOP’s assets, but must exercise it in accordance with an investment policy established by the Administrative Committee. The Trustees are Irving Boudreaux, Regional President, and Susan Benoit, Bank officer. The Administrative Committee consists of the following three Bank officers: Brenda Thibeaux, Monique Bradberry, and Susan Haydel, Senior Accounting Supervisor.

(2)
Percentage is as of record date. Share ownership percentage as of December 31, 2012 was 5.32%. As reported on Schedule 13G/A, dated February 14, 2013, Sy Jacobs/Jacobs Asset Management, LLC, has shared voting power and shared dispositive power with respect to the shares.

_________________________

Certain Relationships and Related Transactions

Directors, nominees, executive officers and their associates have been customers of, and have borrowed from MidSouth Bank in the ordinary course of business, and such transactions are expected to continue in the future. Any loans or other extensions of credit made by the Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

We have adopted a formal policy with respect to the approval of related party transactions, other than our policies with respect to the approval of loans made to directors and executive officers. Pursuant to this policy, the Audit Committee (or with respect to compensation matters, the Compensation Committee) will review and, if appropriate, approve any transaction in which the Company is or will be a party of and in which the amount exceeds $120,000, and in which any of the Company’s directors, executive officers or significant shareholders had, has or will have a material interest. Such transactions will only be approved if they are deemed to be in the best interest of the Company and its shareholders.
_________________________

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) may contain statements regarding current and future individual and Company performance targets and/or goals. We have disclosed this information in the limited context of our compensation programs; therefore, these statements should not be interpreted to be management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply such statements to other contexts.

Executive Summary

We have prepared this CD&A to assist you in understanding our compensation programs. It is intended to explain the philosophy underlying our compensation strategy and the fundamental elements of the compensation we paid to our Chief Executive Officer, Chief Financial Officer, and other individuals included in the Summary Compensation Table for 2012 (collectively, the “NEOs”). Our compensation programs have been designed to reward performance in order to align the NEO’s interests with that of our shareholders. Given our operation in the highly-regulated banking industry, our compensation programs must also comply with the executive compensation disclosures outlined by federal agencies that oversee our operations, including the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, and the Federal Deposit Insurance Corporation. In recent years, including 2012, such regulations have provided us with less flexibility in establishing our compensation programs than what others in the general industry may experience.

Our financial performance over the past several years has been, and continues to be, significantly impacted by the disruptions in the national economy and the resulting financial uncertainty that has severely affected the banking industry. While we believe our market areas have fared well, the economic uncertainty and difficult real estate markets had an impact on our loan losses, loan demand and our net interest margin. Despite these challenges, we continued to grow our franchise and expand our footprint in 2012.

Highlights for 2012 include:

•
On December 28, 2012, we completed a merger with PSB Financial Corporation (“PSB”), the holding company of Many, Louisiana based The Peoples State Bank. This transaction continued our strategic growth and enhanced the connection between Louisiana and Texas by expanding MidSouth Bank’s presence into central and northeast Louisiana and east Texas. As part of the transaction, we acquired approximately $465.0 million in assets from PSB and added 15 banking centers with approximately $260.1 million in loans and approximately $401.0 million in deposits. The systems conversion for PSB will be completed in March 2013.

•
As of December 31, 2012, total assets increased to $1.9 billion, total loans increased to $1.0 billion and total deposits increased to $1.6 billion, representing increases of 32.6%, 40.3% and 33.2% respectively since December 31, 2011.

We believe our strong capital base and solid financial condition at December 31, 2012 will facilitate our future growth in 2013. This strategic direction and our 2012 accomplishments formed an important basis for the Compensation Committee’s (the “Committee”) executive compensation decisions.

Overview of Elements of Compensation

Historically we have used the following elements as part of our compensation program for our executive officers:

•
Base Salary – Fixed base pay reflective of each officer’s position, individual performance, experience, and expertise. While not at risk like incentive compensation, increases in base salary are also based on aligning our NEOs with peers of our new asset size as well as tied to our performance.

•	Annual Incentives – Generally cash awards based upon the achievement of defined performance targets under the Company’s 2012 Annual Incentive Compensation Plan (the “AICP”).
•	Equity-based Awards – Equity incentive awards under our 2007 Omnibus Incentive Plan to encourage and reward long-term performance and retention.
•	Discretionary Bonus Awards – Payment of discretionary bonuses provides flexibility to reward levels of performance that might not otherwise be reflected in other established incentive awards.
•	Retirement Benefits – Includes the ESOP, 401(k) retirement plan, and, with respect to Mr. C.R. Cloutier, the Executive Indexed Salary Continuation Agreement (the “EISCP”).
•
Other Compensation – Certain executives also receive additional benefits and perquisites such as split dollar life insurance, supplemental term life insurance, supplemental disability insurance, company car, uniform allowance, cell phone, Board of Director fees, and club memberships.

In establishing the 2012 compensation program, base salary and annual incentives comprised the largest part of potential total compensation payable to the executive officers. In determining annual compensation we consider a number of factors, including our goals for the upcoming year and how the various elements can be used to help achieve such goals in a prudent manner, the total compensation paid in the prior year, and the elements utilized for such compensation. In addition, regulatory restrictions on the ability to utilize certain elements also impacted our decisions.

Objectives of Our Compensation Programs

Our culture continues to strive for performance while prudently managing risks. We believe it is in the best interest of our shareholders and the Company to provide competitive compensation to attract and retain the most qualified executive officers with demonstrated leadership abilities that will secure our future. The Committee has the responsibility for continually monitoring the compensation paid to our NEOs as well as other executive employees. The Committee believes that compensation of our executive officers should encourage creation of shareholder value and achievement of strategic corporate objectives, while proactively managing risks associated with all such compensation programs impacting the Company, its subsidiaries, and its shareholders. Specifically, the Committee is committed to ensuring that the total compensation package for our executive officers will serve to:

•	attract, retain, and motivate outstanding executive officers who add value to us based on individual and team contributions;
•	provide a competitive salary structure and asset size in all markets where we operate;
•	align the executive officers’ interests with the long-term interests of our shareholders to enhance shareholder value; and
•	ensure that compensation programs do not encourage excessive risk taking or pose a threat to the safety and soundness of the organization.

Process for Determining Executive Officer Compensation

The Committee annually reviews and recommends the levels, performance goals, and strategic objectives, for the CEO to our Board, which has final approval of the CEO’s compensation. The Board also has the authority at all times to make decisions to withhold incentive compensation awards, earned or unearned, in the event of unforeseen occurrences that could threaten the financial viability of the organization and its shareholders. The Committee consults with the CEO on the compensation levels of the other executive officers. Based on these discussions, the Committee, along with the CEO, recommends the compensation levels for the other NEOs to the Board. The Committee has the authority to retain separate advisors, including a compensation consultant, to assist the Committee in carrying out its responsibilities. In 2012, the Committee did not engage any compensation consultants or other third party consultants.

In connection with establishing the 2012 compensation program, the Committee reviewed publicly available compensation data for similar sized banks (generally banks with $800 million to $2 billion in total assets) located in Alabama, Arkansas, Louisiana, Mississippi and Texas. The Committee also looked at industry surveys as a basis for comparative analysis of executive compensation. The purpose of this review was to provide the Committee with data relative to the compensation paid to similarly situated NEOs at other financial institutions to help the Committee determine if our compensation arrangements were competitive. The Committee did not use this data to benchmark the total compensation, or any individual element thereof. While the Committee recognized the benefit of using this data to gauge the competitiveness of the Company’s compensation programs, the Committee recognized that each financial institution is unique and that significant differences between institutions in regard to executive compensation practices exist. The data used by the Committee was limited to data that is publicly available and was not compiled by any service provider. As a result, there may be changes from year to year in the banks reviewed by the Committee depending on the availability of information.

At the 2012 Annual Meeting, the shareholders approved the 2011 compensation of our NEOs with over 98% of the votes cast. After considering this substantial level of approval as well as the Company’s financial and operational performance over the past several years, the Committee determined that the executive compensation program was working as intended and, except as discussed below, did not make any other significant changes to the program for 2012.

In addition to establishing the compensation arrangements, the Committee also administers our executive compensation programs and, at least every six months reviews our compensation arrangements to: (a) determine whether and to what extent any NEO compensation plans encourage taking unnecessary and excessive risks that threaten the value of the Company; (b) determine whether and to what extent any other employee compensation plans covering the executives pose risks to the Company that should be limited; (c) determine whether and to what extent any compensation plans covering the executives encourage the manipulation of reported earnings; and (d) limit or eliminate any compensation or compensation plans based on these determinations.

Overview of 2012 Performance and Compensation

Base Salary. We believe it is necessary and prudent to pay a portion of total compensation in the form of a competitive fixed base salary. We believe the payment of a fixed base salary to our executive officers helps maintain productivity by providing a guaranteed and dependable base amount of income. In addition, we believe utilizing base salary as a large portion of the total potential compensation helps mitigate risks as the executives do not have to meet certain operational incentives in order to receive the payments.

It is our goal to set specific base salary levels which appropriately reflect the role and responsibility of the executive officer. During this process the Committee considers the abilities, qualifications, accomplishments, and prior work experience when determining the final recommendation to the Board, including whether or not any changes to annual base salary should be made from the prior year. Salary changes from 2011 to 2012 are shown in the table below.

Named Executive Officer	2011 Base Salary	2012 Base Salary
C.R. Cloutier	$350,000	$367,500
Gerald G. “Jerry” Reaux, Jr.	$300,000	$325,000
Troy M. Cloutier	$190,000	$220,000
James R. McLemore	$222,000	$230,000
John R. Nichols	$170,000	$190,000

In recommending the increases in base salary for 2012 set forth above, the Committee considered each NEO’s individual contribution to the successful execution of the merger and acquisition strategy to achieve significant growth of the franchise in 2011. In addition, the Committee considered significant improvement in core operating earnings as a result of the three acquisitions completed in 2011.

In evaluating the performance of Mr. C.R. Cloutier, Chief Executive Officer, the Committee noted Mr. Cloutier’s continued strong leadership in transitioning new executive officers added in 2011 to reinforce a successful, strategically-focused executive team.

Mr. Reaux, Chief Operating Officer, played a key role in the achievement of goals and objectives related to the expansion of legacy loan and deposit market share for the franchise.

Mr. T. Cloutier, Chief Banking Officer, had a significant increase in supervisory responsibilities in 2012 resulting from the addition of eight acquired banking centers and six commercial lenders in the new markets.

Mr. McLemore, Chief Financial Officer, had a significant increase in responsibilities in 2012 related to the financial and operational duties involved to successfully complete the three acquisitions and three systems conversions in 2011.

Mr. Nichols, Chief Credit Officer, contributed to the overall improvement in asset quality and the integration of consistent, conservative underwriting standards throughout the franchise to support a strong, diversified loan portfolio.

Annual Incentives. We believe annual incentives are an important element of executive officers’ compensation because they provide additional incentive and motivation to the participants to lead us in achieving success. The AICP was designed to increase shareholder value by focusing the executive officers on our goals for the year and reward them for achievement of those goals. Payments under the AICP are based on a percentage of the participant’s base salary including 5% for achievement of goals at the threshold level and 10% for achievement of goals at the target level. At its discretion, the Committee may pay awards above the 10% of base salary level if results are above the target level.

Awards under the AICP are tied to the achievement of goals in up to three categories: overall Bank goals, regional/departmental goals, and/or individual goals. The intent is to provide a plan that is based on what we believe are industry best practices and to provide motivation for each officer to achieve goals relative to overall Bank performance (thereby aligning their interests with those of our shareholders) and goals related to an officer’s specific job function. We believe the AICP also helps mitigate risks by providing each officer with three company-wide goals as opposed to a single goal. Having multiple goals helps ensure there is an appropriate balance of objectives, which otherwise could lead to performance inconsistencies within other areas of the organization.

For all NEOs, 100% of eligible award payout dollars under the 2012 AICP were based on the achievement of our overall Bank goals, which were improvements in net income (80% weighting), net core deposit growth (10% weighting), and net loan growth (10% weighting). In order for a NEO to receive any payment under the 2012 AICP, the Company had to hit at least the threshold level with respect to net income.

For 2012, the Committee established the following threshold and target goals for payment of awards under the AICP for the NEOs:

Performance Measure	Threshold Level	Target Level
Net income	$9.45 million	$10.50 million
Net core deposit growth	$25.20 million	$28.00 million
Net loan growth	$56.90 million	$63.20 million

For the year ended December 31, 2012, we had net income of approximately $8.1 million. As a result, no payments were made to any of the NEOs under the AICP for 2012.

For 2013, the Committee has determined that 100% of each NEO’s potential award under the AICP will be based on overall Bank goals, which will remain net income improvement, net core deposit growth and net loan growth.

Discretionary Bonuses. In reviewing our performance for 2012, the Committee noted the completion of the PSB acquisition and the impact the acquisition had on the growth of the Company. In recognition of the significant impact of the acquisition, the Committee created a new discretionary bonus pool of $150,000 to be paid out to executive officers, including the NEOs (other than Mr. C.R. Cloutier) and other key employees in recognition of the completion of the PSB acquisition, with amounts based on the increased day-to-day operational responsibilities and additional significant time commitment undertaken in connection with the acquisition. As a result, the Committee granted discretionary bonuses to each of the following NEOs in 2012 under the PSB bonus pool.

Named Executive Officer	Discretionary Bonus
Troy M. Cloutier	$15,000
James R. McLemore	$5,000
John R. Nichols	$5,000

In addition to the discretionary bonuses granted in connection with the PSB acquisition, in May 2012 the Committee also made a discretionary bonus payment to Mr. C.R. Cloutier in the amount of $125,000. The bonus payment was made to Mr. C.R. Cloutier in recognition of the successful acquisitions in 2011, the positive effect these acquisitions will have on earnings in the future, and the significant growth of the Company due to recent merger and acquisition activity.

Retirement Benefits. Executive officers are eligible to participate in our 401(k) retirement plan, which is a Company-wide, tax-qualified retirement plan. The intent of this plan is to provide eligible employees with a tax-advantaged savings opportunity for retirement. We sponsor this plan to help employees save and accumulate assets for use during their retirement. As required, eligible pay under this plan is capped at annual limits defined under the Internal Revenue Code. The 401(k) plan allows for us to make a discretionary matching contribution. Matching contributions made to each NEO are included in the “All Other Compensation Table” below.

For 2012, an EISCP was in place for Mr. C.R. Cloutier. The agreement provides that upon the executive officer reaching normal retirement age the executive officer can elect to receive payment of amounts as defined in the agreement and presented under the “Nonqualified Deferred Compensation” section below.

To encourage ownership by all employees and therefore tie their interest to the interests of the shareholders, we established the ESOP in 1986. The ESOP covers all employees who meet minimum age and service requirements. Amounts of annual contributions to the ESOP are determined on a discretionary basis by the Board. Information with respect to contributions made to each NEO under the ESOP is included in the “All Other Compensation Table” below.

Other Compensation. Certain executives receive additional benefits and perquisites such as split dollar life insurance, supplemental term life insurance, supplemental disability insurance, company car, moving expenses, uniform allowance, cell phone, Board of Director fees, and club memberships.

We maintain a split dollar life insurance arrangement with Mr. C.R. Cloutier. This arrangement provides benefits to the executive officer’s designated beneficiary in the event of the executive officer’s death.

We provide Messrs. C.R. Cloutier, Reaux, T. Cloutier, McLemore, and Nichols with reimbursements for an individual supplemental term life insurance policy payable to a beneficiary of their choice and reimbursements for a supplemental long-term disability policy.

We view certain perquisites as beneficial to us as well as compensation to the executive officers. For example, the club memberships are regularly used in the general course of our business such as for business meetings or entertaining. Company cars are used primarily for business purposes.

The executive officers are eligible to participate in benefit plans sponsored by us on the same terms and conditions as those generally provided to salaried employees. Basic health benefits, dental benefits, and similar programs are provided to make certain that access to healthcare and income protection is available to our employees and the employee’s family members. The cost of our benefit plans are negotiated with the providers of such benefits and the executive officers contribute to the cost of the benefits.

Severance Benefits Plan. The purpose of the Severance Benefits Plan is to provide temporary and short-term unemployment-type benefits to eligible employees whose employment is terminated under specific conditions described in the plan. The Severance Benefits Plan became effective January 1, 2012. The Committee adopted the plan to remain competitive with other financial institutions, many of which provide benefits similar to those provided under the Severance Benefits Plan. For additional information on payments to the NEOs that may be required under the Severance Benefits Plan, please see “Potential Payments upon Termination or Change-in-Control” below.

Employment Agreements. The Company currently has no active employment agreements in place for any of the NEOs. The Company’s Board will evaluate employment agreements as needed in the future.

Financial Restatement. We adhere to Section 304 of the Sarbanes-Oxley Act of 2002 which requires a Company’s chief executive officer and chief financial officer to give back certain incentive based or equity based compensation received in the event such company is required to restate its financial statements. We have also structured, with intention to modify as needed, our internal policies related to regulatory compliance guidelines in the event that recovery of erroneously awarded compensation would be necessary. In addition to the Sarbanes-Oxley Act of 2002, we anticipate additional clawback rules to be implemented pursuant to the Dodd-Frank Wall Street Reform and Recovery Act.

Stock Ownership Requirements. The Committee does not maintain a policy relating to stock ownership guidelines or requirements for our executive officers. The Committee does not believe it is necessary to impose such a policy on the executive officers. Currently, the NEOs, as a group, hold a substantial portion of our stock. If circumstances change, the Committee will review whether such a policy is appropriate for our executive officers.

Trading in the Company’s Stock Derivatives. The Committee does not have a policy prohibiting executive officers from purchasing or selling options on our stock, engaging in short sales with respect to our stock or trading in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to the Company’s stock. We are not aware that any of the executive officers have entered into these types of arrangements.

Tax Deductibility of the Named Executive Officers’ Incentive and Equity Compensation.
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1.0 million paid to a corporation’s CEO and its four other most highly compensated officers.

Tax and Accounting Implications. We consider the tax and accounting implications regarding the delivery of different forms of compensation. We believe that the most efficient form of compensation for the executive officers is cash; therefore, we place a greater emphasis on cash compensation over other forms (i.e., equity).

§409A Compliance. All compensation plans and other relevant documents were reviewed and modified as needed to comply with Internal Revenue Code - Section §409A requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Committee, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement to be delivered to shareholders.

Submitted by the Compensation Committee:

Will Charbonnet Sr., Chairman
James R. Davis, Jr.
J. B. Hargroder, M.D.
R. Glenn Pumpelly
Joseph V. Tortorice, Jr.

Summary Compensation Table
The following table sets forth compensation received from the Company for the fiscal years ended December 31, 2012, 2011 and 2010, by its NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(6)	Option Awards ($)(7)		Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Comp. ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)
C. R. Cloutier	2012	367,500	125,000	-	187,434	(8)	-	-	117,978	797,912
President & Chief	2011	347,917	-	-	-		-	-	113,930	461,847
Executive Officer	2010	325,000	-	16,250	-		-	-	109,441	450,691
Gerald G. Reaux, Jr.	2012	325,000	-	-	165,759		-	-	78,440	569,199
Vice Chairman &	2011	270,454	15,000	-	-		-	-	53,507	338,961
Chief Operating	2010	-	-	-	-		-	-	-	-
Officer (1)
Troy M. Cloutier	2012	220,000	15,000	-	112,204		-	-	53,962	401,166
Senior Executive VP	2011	190,000	23,933	-	-		-	-	36,991	250,924
& Chief Banking	2010	127,499	25,000	6,250	-		1,288	-	32,636	192,673
Officer(2)
James R. McLemore	2012	230,000	5,000	-	93,845		-	-	23,881	352,726
Senior Executive VP	2011	222,000	16,400	-	-		-	-	17,469	255,869
& Chief Financial	2010	210,000	8,100	10,500	-		1,276	-	22,604	252,480
Officer
John R. Nichols	2012	190,000	5,000	-	77,523		-	-	45,232	317,755
Senior Executive VP	2011	170,000	5,000	-	-		-	-	39,865	214,865
& Chief Credit	2010	145,503	40,100	6,500	-		1,339	-	26,419	219,861
Officer(3)
(1)	Mr. Reaux began employment on February 7, 2011.
(2)	Mr. Troy Cloutier was promoted to Senior Executive Vice President & Chief Banking Officer in 2011.
(3)	Mr. Nichols was promoted to Senior Executive Vice President during 2011.
(4)	Amounts paid out pursuant to the Company’s Annual Incentive Plan for cash-based awards earned during the 2010 plan period.
(5)	All other 2012 compensation for NEOs includes the total of benefit and perquisite amounts as listed in the table below.
(6)	Consists of shares of restricted stock granted at fair value ($12.77 per share) on a discretionary, one-time basis during 2010.
(7)	Consists of shares of stock options granted on May 23, 2012 at a fair value on grant date (estimated using the Black-Scholes Option Pricing Model) of $4.41 for a five year vesting period.
(8)	Consists of shares of stock options granted on May 23, 2012 at a fair value on grant date (estimated using the Black-Scholes Option Pricing Model) of $4.41 for a six year vesting period.

All Other Compensation Table

The following table sets forth all other compensation received from the Company in the form of benefits and perquisites for the fiscal year ended December 31, 2012, by its NEOs.

Name	Auto Expense ($)	Board of Director Fees ($)		Cell Phone/ PDA ($)	Club Member- ship ($)	EISCP Co. Contri- bution ($)	ESOP Co. Contri- bution ($)	401(k) Co. Contri- bution ($)	Imputed Income- Split Dollar Life Ins ($)	Supple- mental Life Ins Premiums ($)	Divid- ends ($)	Supple- mental Disability Ins ($)	COBRA Reimburs- ment ($)	Uniform Allow- ance ($)	Total ($)
C.R. Cloutier	708	58,600		2,324	1,996	25,537	7,769	1,373	767	14,734	356	3,314	n/a	500	117,978
Gerald G. Reaux, Jr.	6,000	47,500		3,867	2,683	n/a	5,381	-	n/a	2,012	n/a	10,497	n/a	500	78,440
Troy M. Cloutier	1,406	34,200	(1)	2,732	1,166	n/a	7,555	1,109	n/a	813	134	4,347	n/a	500	53,962
James R. McLemore	4,414	n/a		2,295	5,078	n/a	7,607	-	n/a	2,525	230	1,232	n/a	500	23,881
John R. Nichols	4,786	16,700	(2)	980	1,969	n/a	6,551	-	n/a	5,975	143	7,628	n/a	500	45,232
(1)	Mr. Troy Cloutier was appointed to the MidSouth Bank, N.A. Board of Directors on May 25, 2011 and receives fees for his service on the Board and the committees he serves.
(2)	Mr. Nichols was appointed to the MidSouth Bank, N.A. Directors Loan Committee and receives fees for his service on this committee.

Grants of Option-Based Awards

The following table reflects the option awards granted to the NEOs in 2012.

		Option Awards
Named Executive Officer	Grant Date	# of Shares Acquired on Grant(1)	Strike Price of Option	Grant Date Fair Value of Awards(2)
C. R. Cloutier	5/23/12	42,502	$12.97	$187,434
Gerald G. Reaux, Jr.	5/23/12	37,587	$12.97	$165,759
Troy M. Cloutier	5/23/12	25,443	$12.97	$112,204
James R. McLemore	5/23/12	21,280	$12.97	$93,845
John R. Nichols	5/23/12	17,579	$12.97	$77,523
(1)
For all NEOs other than Mr. C.R. Cloutier, the option awards during the first year from the Date of Grant, may not be exercised; during the second year, up to 20%; during the third year, up to 40%; during the fourth year, up to 60%; during the fifth year, up to 80%; and during the sixth and each subsequent year until ten years from the Date of Grant, up to 100%. With respect to Mr. C.R. Cloutier, during the first year from the Date of Grant, the Option may not be exercised; during the second year, up to 16.67%; during the third year, up to 33.34%; during the fourth year, up to 50.01%; during the fifth year, up to 66.68%; and during the sixth year, up to 83.35% and during the seventh year and each subsequent year until ten years from the Date of Grant, up to 100%.

(2)
Value of option upon exercise is based on a weighted average grant date fair value of $4.41. The fair value of each option granted is estimated on the grant date using the Black-Scholes Option Pricing Model.

Grants of Plan-Based Awards

The following table discloses the total payout opportunities under non-equity incentive based plan awards for 2012. No amounts were paid in 2012 under the AICP. For additional information on the AICP, see “Compensation Discussion and Analysis” above.

		Non-Equity Incentive Plan Opportunity for Most Recently Completed Fiscal Year
Named Executive Officer	Plan Name	Threshold	Target	Maximum
C.R. Cloutier	2012 AICP	$18,375	$36,750	(1)
Gerald G. Reaux, Jr.	2012 AICP	$16,250	$32,500	(1)
Troy M. Cloutier	2012 AICP	$11,000	$22,000	(1)
James R. McLemore	2012 AICP	$11,500	$23,000	(1)
John R. Nichols	2012 AICP	$9,500	$19,000	(1)
(1)
The Compensation Committee has the discretion to increase the payouts under the 2012 AICP awards in the event that the performance measures exceeded the target levels after all qualifying conditions are met. Under the terms of the 2013 AICP there is no cap on the discretionary amount that may be paid for performance in excess of target levels.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects each NEO’s unexercised option awards and restricted stock holdings at December 31, 2012.

Option Awards							Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Options Vesting Date (1)	Number of Securities or Stock Units Not Vested (#) (2)	Market Value of Shares or Stock Units Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights Not Vested	Stock Vesting Date(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
C. R. Cloutier	-	42,502	-	$12.97	5/23/22	05/23/18	1,272.51	$16,249.95	n/a	n/a	06/30/13
Gerald G. Reaux, Jr.	-	37,587	-	$12.97	5/23/22	5/23/17	-	-	n/a	n/a	n/a
Troy M. Cloutier	1,805	-	-	$19.68	02/27/14	02/27/09	489.43	$6,250.02	n/a	n/a	6/30/13
	1,313	-		$20.88	12/14/15	12/14/10
	-	25,443		$12.97	5/23/22	5/23/17
James R. McLemore	-	21,280	-	$12.97	5/23/22	5/23/17	822.24	$10,500.00	n/a	n/a	06/30/13
John R. Nichols	1,313	-	-	$20.88	12/14/15	12/14/10	509.01	$6,500.06	n/a	n/a	6/30/13
	-	17,579	-	$12.97	5/23/22	5/23/17
(1)	All options listed above vest at a rate of 20% annually over a five-year period from the date of grant, excluding Mr. C.R. Cloutier who has a six-year vesting period.
(2)	Grant of restricted stock with three-year cliff vesting date of 06/30/13 for Messrs. C.R. Cloutier, T. Cloutier, McLemore and Nichols.

Option Exercises

The following table shows the number of stock options that were exercised by Mr. C.R. Cloutier in 2012. No other NEO exercised stock options or had shares of restricted stock vest in 2012.

		Option Awards
Named Executive Officer	Grant Date	# of Shares Acquired on Exercise	Date of Exercise	Stock Price on Date of Exercise	Strike Price of Option	Value Realized on Exercise
C. R. Cloutier	5/31/02	9,998	5/24/12	$12.97	$6.55	$64,187.16

Pension Benefits

The EISCP with Mr. C.R. Cloutier is considered a defined contribution plan and is reported below under the “Nonqualified Deferred Compensation Table.”

Nonqualified Deferred Compensation Table

The following table reflects the activity during the 2012 calendar year for Mr. C.R. Cloutier under our deferred compensation benefit plans. No other NEO is currently participating under our deferred compensation benefit plan.

Named Executive Officer	Plan Name(1)	Executive Contributions	Employer Contributions in Last Fiscal Year	Aggregate Gain/Loss in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance At End of Last Fiscal Year
C. R. Cloutier	DDCP	-	-	$239,153	-	$1,092,115
	EISCP	-	$25,537	-	-	$152,058
(1)
The DDCP is invested in our common stock. Earnings (losses) are based on the increase (decrease) in stock price during the year. Dividends paid on the common stock are credited to each account and are used to purchase additional shares of common stock. For the EISCP, the amounts presented reflect contributions to the balances held in the pre-retirement accounts associated with the plan.

We provide Mr. C.R. Cloutier with an EISCP, which establishes a pre-retirement account. Upon Mr. C.R. Cloutier reaching normal retirement age, he may elect to receive payment as designated by the accrued amounts within the account. The payments are required to be disbursed in the form of annual cash installments over 10 years. At the present time, Mr. C.R. Cloutier has elected not to begin to receive payments under the EISCP, although he has reached the normal retirement age, as defined in the agreement. This account was established as a liability reserve account on our balance sheet for the benefit of the executive officer. The account is increased or decreased each year by an amount equal to the index (annual earnings/loss for the year determined by the aggregate annual after-tax income as if potential life insurance contracts were purchased on the effective date of the agreement) less the cost of funds expense for that year (sum of the amount of premiums set forth in the potential life insurance contracts purchased on the effective date of the agreement, plus the amount of any after-tax benefits paid to the executive officer plus the amount of all previous years after-tax costs of funds expense and multiplying the sum by the average after-tax cost of funds of our third quarter report for the fiscal year as filed with the Federal Reserve).

Potential Payments upon Termination or Change-In-Control

The discussion and tables below reflect the estimated amount of compensation that Mr. C.R. Cloutier would be entitled to in the event of termination of his employment. The amounts shown assume a termination date of December 31, 2012. Amounts do not include compensation and benefits available to all of the Company’s general employees on a non-discriminatory basis.

Compensation and/or Benefits Payable Upon Termination (1)	Early Retirement/ Voluntary Resignation	Involuntary Termination for Cause	Involuntary Termination Without Cause	Termination in Connection with a Change- in-Control (Without Cause or for Good Reason)	Termination in the Event of Disability	Termination in the Event of Death
C.R. Cloutier
Supplemental Life Insurance Death Benefit	-	-	-	-	-	$650,000
Supplemental Long-Term Disability Benefit (2)	-	-	-	-	$87,600	-
Executive Indexed Salary Continuation Benefit (2)	$152,058	-	$152,058	$165,620	$152,058	$152,058
Split-Dollar Life Insurance	-	-	-	-	-	$399,383
Severance Benefits Plan(3)	-	-	$367,500	$367,500	-	-
Accelerated Equity Awards	$203,684	-	-	$203,684	$203,684	$203,684
Total	$355,742	-	$519,558	$736,804	$443,342	$1,405,125
(1)	All figures based on appropriate present value discounting and/or account balances as provided by current administrators of each plan type.
(2)	Present value of benefit calculated using 120% of the semi-annual compounded short-term AFR as of December 2012 (0.38%). Amounts are projected benefits and are subject to change.
(3)	Reflects payments that would have been owed pursuant to the Severance Benefits Plan.

Upon voluntary resignation, Mr. C.R. Cloutier receives the balance in his pre-retirement account under the EISCP paid out in equal annual installments over a ten-year period beginning at the age of 65.

Upon involuntary termination without cause, Mr. C.R. Cloutier receives the balance in his pre-retirement account under the EISCP paid out in equal annual installments over a ten-year period beginning at the age of 65 and the benefit specified under the terms of the Severance Benefits Plan.

In the event of termination without cause or for good reason in connection with a change-in-control, Mr. C.R. Cloutier will receive the benefit specified under the terms of his EISCP as if he had been continuously employed until his normal retirement age of 65. At the discretion of the Company, he may also receive the benefit specified under the terms of the Severance Benefits Plan in connection with a change in control.

Upon long-term disability, Mr. C.R. Cloutier will receive the annual benefit presented in the table as specified under his supplemental long-term disability policy. Mr. C.R. Cloutier also receives the balance in his pre-retirement account paid out in equal annual installments over a ten-year period beginning at the age of 65.

Upon death, Mr. C.R. Cloutier’s beneficiaries will receive the benefit as defined under his supplemental life insurance policy and shall be entitled to an amount equal to 80% of the net at risk insurance portion of the proceeds of the whole life policy associated with the EISCP. In addition, his beneficiaries will receive a lump-sum payment of the unpaid accrued benefit balance in his pre-retirement account associated with the EISCP as well as the benefit amount associated with his split-dollar life insurance plan.

Under the terms of 2007 Omnibus Incentive Plan, all outstanding equity awards vest and become fully exercisable upon a change-in-control. In addition, the award agreement for Mr. C.R. Cloutier’s restricted stock provides that the cliff vesting of such shares shall be accelerated upon Mr. C.R. Cloutier’s termination in the event of his death or disability.

The discussion and tables below reflect the estimated amount of compensation that the NEOs, other than Mr. C.R. Cloutier, would be entitled to in the event of termination of their employment. The amounts shown assume a termination date of December 31, 2012. Amounts do not include compensation and benefits available to all of the Company’s general employees on a non-discriminatory basis.

Compensation and/or Benefits Payable Upon Termination (1)	Early Retirement/ Voluntary Resignation	Involuntary Termination for Cause	Involuntary Termination Without Cause	Termination in Connection with a Change-in- Control (Without Cause or for Good Reason)	Termination in the Event of Disability	Termination in the Event of Death
Gerald G. Reaux, Jr.
Supplemental Life Insurance Death Benefit	-	-	-	-	-	$1,200,000
Supplemental Long-Term Disability Benefit (2)	-	-	-	-	$162,420	-
Severance Benefits Plan(3)	-	-	$325,000	$325,000	-	-
Accelerated Equity Awards	$165,759	-	-	$165,759	$165,759	$165,759
Total	$165,759	-	$325,000	$490,759	$328,179	$1,365,759
Troy M. Cloutier
Supplemental Life Insurance Death Benefit	-	-	-	-	-	$780,000
Supplemental Long-Term Disability Benefit (2)	-	-	-	-	$108,420	-
Severance Benefits Plan(3)	-	-	$220,000	$220,000	-	-
Accelerated Equity Awards	$118,454	-	-	$118,454	$118,454	$118,454
Total	$118,454	-	$220,000	$338,454	$226,874	$898,454
James R. McLemore
Supplemental Life Insurance Death Benefit	-	-	-	-	-	$920,000
Supplemental Long-Term Disability Benefit	-	-	-	-	$96,000	-
Severance Benefits Plan(3)	-	-	$230,000	$230,000	-	-
Accelerated Equity Awards	$104,345	-	-	$104,345	$104,345	$104,345
Total	$104,345	-	$230,000	$334,345	$200,345	$1,024,345

Compensation and/or Benefits Payable Upon Termination (1)	Early Retirement/ Voluntary Resignation	Involuntary Termination for Cause	Involuntary Termination Without Cause	Termination in Connection with a Change-in- Control (Without Cause or for Good Reason)	Termination in the Event of Disability	Termination in the Event of Death
John R. Nichols
Supplemental Life Insurance Death Benefit	-	-	-	-	-	$600,000
Supplemental Long-Term Disability Benefit (2)	-	-	-	-	$86,148	-
Severance Benefits Plan(3)	-	-	$190,000	$190,000	-	-
Accelerated Equity Awards	$84,023	-	-	$84,023	$84,023	$84,023
Total	$84,023	-	$190,000	$274,023	$170,171	$684,023
(1)	All figures based on appropriate present value discounting and/or account balances as provided by current administrators of each plan type.
(2)	Present value of benefit calculated using 120% of the semi-annual compounded short-term AFR as of December 2012 (0.38%). Amounts are projected benefits and are subject to change.
(3)	Reflects payments that would have been owed pursuant to the Severance Benefits Plan.

Upon involuntary termination without cause, Messrs. Reaux, T. Cloutier, McLemore and Nichols would receive the benefit specified under the terms of the Severance Benefits Plan.

In the event of termination without cause or for good reason in connection with a change-in-control, Messrs. Reaux, T. Cloutier, McLemore and Nichols, at the discretion of the Company, may also receive the benefit specified under the terms of the Severance Benefits Plan in connection with a change in control.

Upon long-term disability, Messrs. Reaux, T. Cloutier, McLemore, and Nichols will receive the annual benefit presented in the table as specified under his supplemental long-term disability policy.

Upon death, Messrs. Reaux, T. Cloutier, McLemore, and Nichols beneficiaries will receive the benefit as defined under his supplemental life insurance policy.

Under the terms of 2007 Omnibus Incentive Plan, all outstanding equity awards vest and become fully exercisable upon a change of control. In addition, the award agreements for the restricted stock held by the NEOs provide that the cliff vesting of such shares shall be accelerated upon the NEOs termination in the event of death or disability.

DIRECTOR COMPENSATION

The following table sets forth the compensation paid to each of our non-employee directors for the 2012 calendar year. For information regarding the director fees paid to Messrs. C.R. Cloutier and Reaux, both of whom are employee directors, see the “Summary Compensation Table” above.

Director	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Comp.	Total
Name	($) (1)	($)	($)	($)	($)	($) (2)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Will Charbonnet Sr.	$71,900	-	-	-	-	-	$71,900
Leonard Q. Abington(3)(4)	$0	-	-	-	-	-	$0
James R. Davis Jr.	$54,500	-	-	-	-	-	$54,500
J.B. Hargroder, M.D.	$59,900	-	-	-	-	-	$59,900
Clayton Paul Hilliard	$36,500	-	-	-	-	-	$36,500
Milton B. Kidd III, O.D.	$33,800	-	-	-	-	-	$33,800
Timothy J. Lemoine	$50,700	-	-	-	-	-	$50,700
R. Glenn Pumpelly	$41,350	-	-	-	-	-	$41,350
William M. Simmons	$54,650	-	-	-	-	-	$54,650
Joseph V. Tortorice, Jr.	$30,900	-	-	-	-	-	$30,900
(1)
Director fees include remuneration in the form of a standard retainer fee, individual meeting fees, committee chair fees, as well as reasonable and customary travel expense reimbursement where applicable.

(2)	Certain directors receive perquisites such as travel reimbursement; however, the aggregate amount of such compensation is less than $10,000 and therefore is not reported.
(3)	Leonard Q. Abington was appointed to the MidSouth Bancorp Board of Directors on December 28, 2012. He was not paid for any meetings held in 2012.
(4)
In connection with the PSB acquisition, MidSouth Bancorp, Inc. and Leonard Q. Abington entered into a Consulting and Restrictive Covenant Agreement by which Mr. Abington will receive $25,000 for consulting services to MidSouth and its subsidiaries for a period of five years following the PSB acquisition closing date of December 28, 2012.

2012 Board Fee Schedule

A schedule of director fees is listed below. All of the Company’s directors are also Directors of the Bank. Directors receive meeting fees only for meetings they attend.

2012 Summary of Board Fee Schedule
Monthly Board Service Fee (Retainer)
Holding Company Board	$750
Bank Board	$300
Additional Monthly Fees per Responsibility
Board Chair	$900
Audit Committee Chair	$1,300
Holding Company & Bank Board Meeting Fees
Regular Board Meetings	$500
Special Board Meetings	$500
Committee Meetings
• First Hour	$200
• Amount Per Additional Hour	$100

Director’s Deferred Compensation Plan

We have a Directors Deferred Compensation Plan (the “DDCP”) for members of the Board, administered by the Executive Committee of the Board. The DDCP allows for participation by any member of the Board of Directors of the Company or the board of any of its subsidiaries. To participate in the DDCP, the Director executes a deferral authorization form in which the Director agrees to defer all or a specified percentage of his fees payable for the services as a member of the Board or a participating subsidiary. The DDCP provides for the establishment of a revocable trust to be known as the Deferred Compensation Trust of MidSouth Bancorp, Inc. (the “Trust”) in accordance with the terms of the DDCP, MidSouth Bank, N.A., a subsidiary of the Company, serves as the Trustee for the Trust. Within 30 days following the end of a calendar quarter, the Company or its participating subsidiaries will contribute fees deferred pursuant to the deferral authorizations in effect during eligible time periods. Amounts will be credited to participants via individually established deferred compensation accounts (“DCAs”). All contributions and withdrawals must be in accordance with Section 409A of the Internal Revenue Code.

Each participant will act as a general creditor of the Company or its subsidiaries and will have an unsecured right to funds deferred into their individual DCA. Dividends paid on the common stock are credited to each account as shares of common stock, and if in cash, are used to purchase additional shares of common stock. These shares will not carry voting rights in addition to dividends. Distributions are pursuant to the terms of the DDCP and shall be made 60 days after the later of (i) the date on which a Director ceases providing services to the Company or a participating subsidiary, or (ii) the date on which a Director attains age 65. The Board, or Executive Committee of the Board, may establish additional guidelines for the DDCP including but not limited to contributions and distributions in accordance with applicable laws and other regulatory guidelines.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Principal Accountant
The Audit Committee of the Board of Directors has appointed the firm of Porter Keadle Moore, LLC, independent certified public accountants, to serve as our principal auditors and to perform the audit of the financial statements for the fiscal year ending December 31, 2012. Representatives of Porter Keadle Moore, LLC will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate shareholder questions.

Fees and Services
During the period covering the fiscal years ended December 31, 2012 and 2011, Porter Keadle Moore, LLC performed the following professional services:

Description	2012	2011
Audit Fees	$270,444	$275,019
Audit-Related Fees	$4,800	$15,274
Tax Fees	-	-
All Other Fees	-	-

The categories of fees above should be reviewed by management prior to inclusion in the Company’s Proxy and in Item 14 of Form 10-K.

Audit Fees
This category includes aggregate fees billed for professional services rendered by Porter Keadle Moore, LLC for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2012 and 2011, including the audit of internal controls over financial reporting and audit of business combinations; review of the annual report on Form 10-K; review of quarterly condensed consolidated financial statements included in periodic reports filed with the SEC; and the review of regulatory filings included in documents filed with the SEC, including out of pocket expenses.

Audit-Related Fees
This category includes aggregate fees billed for professional services rendered by Porter Keadle Moore, LLC for the review of the Company’s compliance with the Small Business Lending Fund Securities Purchase Agreement.

Pre-Approval Policy
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee approved all of the services performed by Porter Keadle Moore, LLC in 2012.

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of five non-employee directors. The Board has made a determination that its members satisfy NYSE MKT’s requirements as to independence, financial literacy and experience. The Board has also determined that it is not clear whether any member of the Committee is an “Audit Committee Financial Expert” within the meaning of SEC Rules, but the Board does not believe an Audit Committee Financial Expert is necessary in view of the overall financial sophistication of Committee members. The responsibilities of the Audit Committee are set forth in our Audit Committee Charter.

The Committee reviewed and discussed the audited financial statements with management including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures contained in the financial statements. The Committee also discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). The Committee also received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

The Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

By the members of the Audit Committee:

James R. Davis, Jr., Chairman
Will Charbonnet, Sr.
Clayton Paul Hilliard
Milton B. Kidd, III, O.D.
R. Glenn Pumpelly

ANY SHAREHOLDER MAY BY WRITTEN REQUEST OBTAIN WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2012, WITHOUT EXHIBITS. REQUESTS SHOULD BE ADDRESSED TO SHALEEN B. PELLERIN, INVESTOR RELATIONS, P. O. BOX 3745, LAFAYETTE, LOUISIANA 70502.

By order of the Board of Directors

R. Glenn Pumpelly
Secretary to the Board

Lafayette, Louisiana
April 12, 2013

www.envisionreports.com/MSL Step 1: Go to www.envisionreports.com/MSL to view the materials. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Vote by Internet • Go to www.envisionreports.com/MSL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website MidSouth Bancorp, Inc. Meeting Notice 01MQEB + + Important Notice Regarding the Availability of Proxy Materials for the MidSouth Bancorp, Inc. Annual Shareholder’s Meeting to be Held on Wednesday, May 22, 2013 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement and Annual Form 10-K are available at: : Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before Wednesday, May 8, 2013 to facilitate timely delivery. . IMPORTANT ANNUAL MEETING INFORMATION 1234 5678 9012 345 NNNNNNNNNNNN NNNNNNNNN NNNNNN C 1234567890 C O Y 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ Directions to the MidSouth Bancorp, Inc. 2013 annual meeting are available on our website at www.midsouthbank.com Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below. Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. g Internet – Go to www.envisionreports.com/MSL. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. g Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. g Email – Send email to investorvote@computershare.com with “Proxy Materials MidSouth Bancorp, Inc.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by Wednesday, May 8, 2013. Directions to the 2013 Annual Meeting . MidSouth Bancorp, Inc. Meeting Notice MidSouth Bancorp, Inc. Annual Meeting of Shareholders will be held on Wednesday, May 22, 2013 at our corporate offices, located at 102 Versailles Boulevard, Lafayette, LA 70501, at 1:00 p.m. Central Time. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommends that you vote FOR the following proposals: 1. Election of Four (4) Class II Directors: • Will Charbonnet, Sr. • Clayton Paul Hilliard • Joseph V. Tortorice, Jr. • Leonard Q. “Pete” Abington 2. Approval of a Non-Binding Resolution on the Compensation of our Named Executive Officers PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. 01MQEB

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01MJNC 1 U P X + Annual Meeting Proxy Card . + A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. For Against Abstain 2. Approval of a non-binding advisory resolution on the compensation of our Named Executive Officers 3. In their discretion, to vote upon such other business as may properly come before the meeting or any adjournment thereof. 1. Election of Four (4) Class II Directors: Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. _____________________________________________ 01 - Will Charbonnet, Sr. 02 - Clayton Paul Hilliard 03 - Joseph V. Tortorice, Jr. 04 - Leonard Q. “Pete” Abington B Non-Voting Items C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name appears on the certificate or certificates representing shares to be voted by the proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized persons. If a partnership, please sign in partnership name by authorized persons. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IMPORTANT ANNUAL MEETING INFORMATION Change of Address — Please print new address below. Comments — Please print your comments below. 1234 5678 9012 345 MMMMMMMMM MMMMMMM MR A SAMPLE ( THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MMMMMMMMMMMMMMM C123456789 C 1234567890 J N T 1 5 9 2 9 8 1 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on May 21, 2013. Vote by Internet • Go to www.envisionreports.com/MSL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message . Annual Meeting of Shareholders — May 22, 2013 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Jay Angelle and George Shafer, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of MidSouth Bancorp, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held May 22, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. This proxy will be voted as specified. If no specific directions are given, this proxy will be voted FOR the nominees named and FOR the nonbinding advisory resolution on the compensation of our Named Executive Officers. (Continued and to be marked, dated and signed, on the other side) Proxy — MIDSOUTH BANCORP, INC. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2012 Annual Report to Shareholders are available at: http://www.edocumentview.com/MSL qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q